UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	27-4358837
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson, Springfield, MO	65802
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) check the following box.  ☒

Securities Act of 1933 registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

(Title of class)

Item 1.	Description Of Securities To Be Registered

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (File No. 000-21318) on June 3, 2002 (the “Form 8-A”) by O’Reilly Automotive, Inc., a Missouri corporation (the “Registrant”). The Form 8-A is incorporated herein by reference.

On May 20, 2011, the Registrant and Computershare Trust Company, N.A., as successor to UMB Bank, N.A., as the rights agent under the Registrant’s Rights Agreement, dated as of May 7, 2002, and as amended on December 29, 2010 (the “Rights Agreement”), entered into an amendment to the Rights Agreement (“Amendment No. 2”). Amendment No. 2 adds an exception to the definition of “Acquiring Person” and adds a definition for “Passive Investor.” The amended definition of “Acquiring Person” permits certain investors to acquire up to 18% of the Registrant’s outstanding common stock without becoming an Acquiring Person for purposes of the Rights Agreement so long as such investors continue to meet the requirements for such ownership set forth in the Rights Agreement, as amended (a “Passive Investor”). Generally, a Passive Investor is any person who has reported such ownership (but less than 18%) on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of December 31, 2010 and owns over 10% as of December 31, 2010. A copy of the Rights Agreement was filed on June 3, 2002, with the Securities and Exchange Commission, as Exhibit 4.2 to the Registrant’s report on Form 8-K. The First Amendment was filed on February 28, 2011 as Exhibit 4.3 to the Registrant’s report on form 10-K.

The foregoing description of Amendment No. 2 is qualified in its entirety by reference to the copy of Amendment No. 2 attached hereto as Exhibit 4.5 and incorporated herein by reference.

Item 2.	Exhibits

Exhibit No.	Description

4.5	Amendment No. 2 to Rights Agreement, dated as of May 20, 2011, by and among O’Reilly Automotive, Inc., and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. (incorporated by reference to Exhibit 4.5 to O’Reilly Automotive, Inc.’s Current Report on Form 8-K filed with the SEC on May 20, 2011, File No. 000-21318).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2011	O’REILLY AUTOMOTIVE, INC.

	By:	/s/ Thomas McFall
Thomas McFall
Executive Vice President of Finance and Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

4.5	Amendment No. 2 to Rights Agreement, dated as of May 20, 2011, by and among O’Reilly Automotive, Inc., and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, N.A. (incorporated by reference to Exhibit 4.5 to O’Reilly Automotive, Inc.’s Current Report on Form 8-K filed with the SEC on May 20, 2011, File No. 000-21318).